Exhibit 99.1

Monroe Capital Corporation Amends and Extends Credit Facility, Reduces Pricing and Expands Commitments to $160 Million

CHICAGO, IL, December 15, 2015 – Monroe Capital Corporation (the “Company”) (NASDAQ: MRCC) today announced an amendment and extension of its syndicated credit facility led by ING Capital LLC, which includes a reduction in pricing and an expansion in commitments.

The amended facility includes an increase in the size of the current revolver commitments to $160 million from $135 million, and an expansion of the accordion feature to $300 million from $200 million, to facilitate future expansion in order to accommodate growth for the Company. The amended facility immediately reduces pricing by 25 basis points to LIBOR plus 3.00% per annum, with a further step-down to LIBOR plus 2.75% when net worth exceeds $225 million. The amended facility has a five-year maturity, extending the maturity date from December 19, 2017 to December 14, 2020. The amended facility also includes more flexible terms regarding eligible collateral and advance rates against certain portfolio assets.

ABOUT MONROE CAPITAL CORPORATION
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC
Monroe Capital LLC is a provider of senior and junior debt and equity co-investments to middle-market companies in the U.S. and Canada. Investment types include unitranche financings, cash flow and enterprise value based loans, acquisition facilities, mezzanine debt, second lien or last-out loans and equity co-investments. Monroe Capital LLC prides itself on its flexible investment approach and its ability to close and fund transactions quickly. Monroe Capital LLC is committed to being a value-added and user-friendly partner to owners, senior management and private equity sponsors. Monroe has been recognized by Global M&A Network as the 2013, 2014 and 2015 Small Mid-Market Lender of the Year, Private Debt Investor as the 2013 Unitranche Lender of the Year and the 2014 Senior Lender of the Year and the U.S. Small Business Administration as the 2015 Small Business Investment Company of the Year. To learn more about Monroe Capital LLC, visit www.monroecap.com.

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ABOUT ING CAPITAL LLC
ING Capital LLC is a financial services firm offering a full array of wholesale financial lending products and advisory services to its corporate and institutional clients. ING Capital LLC is an indirect U.S. subsidiary of ING Bank NV, part of ING Group (NYSE: ING), a global financial institution of Dutch origin. The Investment Industry Finance (IIF) group at ING Capital LLC offers a broad range of structured finance solutions to its clients active in the Investment Industry, including business development companies.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE: Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Douglas Allen
BackBay Communications
(646) 722-4270
Email: doug.allen@backbaycommunications.com

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